Exhibit 99.1

PANDORA ANNOUNCES CALL TO DISCUSS PREVIOUSLY DISCLOSED CHANGE IN FISCAL YEAR END

OAKLAND, Calif. October 21, 2013 — Pandora (NYSE: P), the leading internet radio service, today announced that it will hold a conference call to provide context for its historical calendar year results. The company will transition from a January 31st based fiscal year-end to a December 31st based fiscal year-end, effective with the year ended December 31, 2013, in order to align Pandora’s business calendar with the advertising industry’s standard cycle.

The company will report earnings according to the current fiscal 2014 cadence for the fiscal third quarter 2014 ending October 31, 2013, followed by a two-month stub period for November and December 2013 to achieve this transition.

The company’s Chief Financial Officer, Mr. Mike Herring and Vice President of Corporate Finance and Investor Relations, Mr. Dominic Paschel, will host a conference call at 1:30 PM (PT) / 4:30 PM (ET) on Monday, October 28, 2013, to provide historical financial information to assist in period-to-period comparisons.  No current or future results or other topics will be discussed.

Pandora’s recast calendar year historical financials will be posted after the market close on Thursday, October 24, 2013 on its investor relations website at http://investor.pandora.com.

Live questions will not be taken on the call, however, analysts and investors are welcome to submit questions in advance until 12:00 PM PT on Monday, October 28, 2013.  Please email questions to investor@pandora.com.

A live audio webcast of the event will be available on the Pandora Investor Relations website at http://investor.pandora.com.

A live domestic dial-in is available at (877) 355-0067 or (443) 853-1239 internationally. A domestic replay will be available at (855) 859-2056 or (404) 537-3406 internationally, using passcode 90306655, and available via webcast replay until November 11, 2013.

ABOUT PANDORA

Pandora (NYSE: P) gives people music and comedy they love anytime, anywhere, through connected devices. Personalized stations launch instantly with the input of a single “seed” - a favorite artist, song or genre. The Music Genome Project®, a deeply detailed hand-built musical taxonomy, powers the personalization of Pandora® internet radio by using musicological “DNA” and constant listener feedback to craft personalized stations from a growing collection of hundreds of thousands of recordings. Tens of millions of people turn on Pandora every month to hear music they love. www.pandora.com

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CONTACT:

Will Valentine	Dominic Paschel
Pandora Communications	Corporate Finance
and Public Relations	and Investor Relations
press@pandora.com	investor@pandora.com
(510) 842-6996	(510) 842-6960